Exhibit 99


       Dollar General Reports Third Quarter 2005 EPS of $0.20;
        Comments on 2005 Outlook and 2006 Store Opening Plans


    GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--Nov. 22, 2005--Dollar General Corporation (NYSE: DG) today reported net income for the third quarter of fiscal 2005 of $64.4 million, or $0.20 per share, compared to net income of $71.1 million, or $0.22 per share, in the third quarter of fiscal 2004. In 2005, the Company increased the number of departments utilized for its retail inventory method gross profit calculation from 10 to 23 (the "RIM expansion"). The impact in the third quarter of the RIM expansion was a decrease in income before income taxes of approximately $10.8 million and a decrease in earnings per share ("EPS") of $0.02.
    Net sales for the third quarter ended October 28, 2005, were $2.1 billion, a 9.5 percent increase over net sales of $1.9 billion for the same period of fiscal 2004. The increase was a result of opening new stores and a same-store sales increase of 1.4 percent.
    As a percentage of sales, gross profit for the fiscal 2005 third quarter declined to 28.1 percent from 29.5 percent for the comparable period in fiscal 2004. The decrease in the gross profit rate is primarily attributable to: 1) lower sales, as a percentage of total sales, in the Company's seasonal, home products and basic clothing categories, which have higher than average mark-ups; 2) increased markdowns as a result of the Company's initiative to reduce per-store inventory; 3) higher distribution and transportation expenses primarily attributable to increased fuel costs; and 4) the impact of the RIM expansion discussed above. These factors were partially offset by higher average mark-ups in the 2005 period as compared with the 2004 period.
    Selling, general and administrative expenses ("SG&A") improved to
23.2 percent of sales for the third quarter of fiscal 2005 versus 23.4 percent of sales during the comparable prior year quarter. The decrease is attributable to: 1) lower employee incentive compensation expense based upon the Company's year-to-date fiscal 2005 financial performance; and 2) a reduction in professional fees primarily due to the reduction of consulting fees in the 2005 period associated with the EZstore project and with the Company's Sarbanes-Oxley compliance efforts. The Company also continued to leverage store labor as a percentage of sales in the quarter. These items were partially offset by increased store occupancy and utilities costs. In addition, during the prior year period the Company incurred certain expenses that did not recur in the current year period including increased sales and use tax accruals and a charge related to the expiration of a lease for, and subsequent purchase of, the Company's airplane.
    During the fiscal 2005 third quarter, Hurricanes Katrina, Rita and Wilma impacted the Company in the form of store closings prior to and during the hurricanes' landfalls, as well as after the storms due to power outages and damages sustained. The most significant storm-related Company losses were related to merchandise inventories, furniture and fixtures, which were primarily offset by insurance proceeds. The Company anticipates recording additional insurance proceeds upon receipt, including amounts to offset losses related to business interruption. The Company cannot currently predict the amount or timing of the additional insurance proceeds or whether any additional proceeds will be received in the fourth quarter of 2005. The net impact of the hurricanes was not material to the Company's financial position, liquidity, or results of operations in the third quarter.
    The effective income tax rate for the third quarter of 2005 was
34.2 percent compared to 33.9 percent in the comparable prior year period. The rate for the 2005 period is lower than the Company's estimated annual effective rate of approximately 36.0 percent primarily due to favorable reductions in certain contingent income tax-related liabilities. The tax rate in the 2004 period was favorably impacted by the October 2004 retroactive reinstatement of certain federal jobs credits and a favorable adjustment to the Company's 2003 income tax liability upon the filing of its 2003 tax return in October 2004.
    For the 39-week year-to-date period, net income was $204.9 million in fiscal 2005, or $0.63 per share, compared to $210.3 million, or $0.63 per share, in the comparable prior year period. The impact of the RIM expansion for the 2005 year-to-date period was to decrease income before income taxes by approximately $17.5 million and to decrease EPS by $0.03.
    Year-to-date net sales increased 11.7 percent, resulting primarily from opening 564 net new stores since October 29, 2004, and a same-store sales increase of 3.4 percent.
    As a percentage to sales, gross margin for the year-to-date period was 28.4 percent in 2005 compared to 29.3 percent in 2004. The decline in gross margin was due to a number of factors, including lower sales, as a percentage of total sales, in the Company's seasonal, home products and basic clothing categories, increased markdowns and higher transportation expenses, as well as the impact from the RIM expansion discussed above. These factors were partially offset by higher average mark-ups in the 2005 period.
    SG&A expenses for the year-to-date period decreased as a percentage of sales to 23.0 percent in 2005 from 23.2 percent in 2004 due to a number of factors, including decreases, as a percentage of sales, in 1) store-related salaries, reflecting the Company's cost-containment efforts including the EZstore project; 2) health benefits resulting from decreased claims and a downward revision in claim lag assumptions based upon review and recommendation by the Company's outside actuary; and 3) a reduction in professional fees primarily due to the reduction of consulting fees in the 2005 period associated with the EZstore project and Sarbanes-Oxley compliance efforts. These items were partially offset by increased store occupancy and utilities costs.
    The effective income tax rate for the 39-week 2005 period was 35.5 percent compared to 34.2 percent in the 39-week 2004 period. The 2005 rate is less than the Company's estimated annual effective tax rate of approximately 36.0 percent primarily due to the reduction in 2005 of certain income tax-related contingent liabilities. The 2004 rate was also impacted, to a greater extent, by a reduction in contingent income tax-related liabilities.
    As of October 28, 2005, the Company operated 7,821 neighborhood stores, including 38 Dollar General Markets. For the 39-week period ended October 28, 2005, the Company opened 605 new stores and closed 104 stores, including 38 stores closed as a result of significant hurricane damage. Store openings are on track to meet or exceed the Company's target of 730 total new stores this fiscal year.
    Year-to-date, the Company repurchased approximately 13.0 million shares of its common stock for $260.7 million. As of October 28, 2005, approximately 6.4 million shares remained available under the Company's current 10-million share repurchase authorization, which expires September 30, 2006. The Company intends to continue purchasing shares under this authorization in the fourth quarter.

    Outlook for Fourth Quarter and Fiscal Year 2005

    November same-store sales continue to be impacted by a combination of higher fuel prices and aggressive advertising and marketing by the Company's competitors. Same-store sales are currently estimated to be in the range of one to three percent for the fourth quarter. November is estimated to be below this range due to a relatively difficult comparison to last year and the fact that most of the Company's holiday initiatives should have a greater impact on December sales. The Company estimates that the stores closed as the result of hurricane damage represent lost potential sales of approximately $12 million in the fiscal 2005 fourth quarter.
    The Company expects EPS for the 14-week fourth quarter to be in the range of $0.51 to $0.54. The fourth quarter EPS estimate includes a favorable impact of approximately $0.03 per share resulting from the RIM expansion. For the 53-week year ending February 3, 2006, the Company expects to report EPS of $1.14 to $1.17. Capital expenditures for the year are expected to be approximately $330 million to $350 million.

    Comments Regarding Fiscal Year 2006

    Dollar General today also announced that, in fiscal 2006, the Company expects to open a minimum of 800 new traditional Dollar General stores and approximately 30 Dollar General Markets, some of which will be conversions of traditional stores. The Company plans to issue earnings guidance for fiscal 2006 in its year-end earnings press release on March 21, 2006.

    Conference Call

    The Company will host a conference call on Tuesday, November 22, 2005, at 10 a.m. EST. The security code for the conference call is "Dollar General." If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin. The call will also be broadcast live online at www.dollargeneral.com and can be accessed by clicking on the homepage "Spotlight Item." A replay of the conference call will be available until 5 p.m. EST on Tuesday, December 6, online or by calling (334) 323-7226. The replay pass code is 90054486.

    Non-GAAP Disclosures

    Return on invested capital ("ROIC"), included in the accompanying schedules to this release, may be considered a financial measure not defined by or calculated in accordance with generally accepted accounting principles ("GAAP"). Management believes that ROIC is useful because it provides investors with additional useful information for evaluating the efficiency of the Company's capital deployed in its operations. The Company has also provided a calculation of ROIC and return on assets, computed using net income, excluding a restatement-related penalty, a non-GAAP measure, which management believes more clearly reflects the ongoing operations of the Company. None of these non-GAAP measures should be considered a substitute for measures derived in accordance with GAAP. The Company has included its calculations of these non-GAAP measures and reconciliations to the most comparable GAAP financial measures in the accompanying schedules.

    Forward-Looking Information

    This press release contains forward-looking information, such as the information in the sections entitled "Outlook for Fourth Quarter and Fiscal Year 2005" and "Comments Regarding Fiscal Year 2006," as well as the Company's expectations regarding its future recording of additional insurance proceeds relating to Hurricanes Katrina, Rita, and Wilma, expected fiscal 2005 new store openings, intentions regarding fourth quarter share repurchases and comments regarding the Company's ongoing effective income tax rate. The words "believe," "anticipate," "project," "plan," "expect," "estimate," "objective," "forecast," "guidance," "goal," "intend," "will likely result," or "will continue" and similar expressions generally identify forward-looking statements. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements. Factors and risks that may result in actual results differing from such forward-looking information include, but are not limited to:

    -- a deterioration in general economic conditions that may impact consumer spending or the Company's costs of doing business, such as unemployment levels, personal debt levels, business conditions, high fuel and energy costs, inflation, tax rates and interest rates;

    -- changes in demand due to unexpected or unusual weather patterns, economic conditions or other factors;

    -- adverse weather conditions, natural disasters or similar disruptions;

    -- transportation and distribution delays or interruptions both domestically and internationally;

    --  labor shortages in the trucking industry;

    -- the Company's ability to negotiate effectively the cost and purchase of merchandise;

    -- prolonged or repeated price increases of certain raw materials that could affect vendors' product costs;

    --  inventory risks due to shifts in market demand;

    -- unanticipated markdowns due to inventory imbalances or other reasons;

    --  changes in product mix;

    --  interruptions in suppliers' businesses;

    --  the inability to execute operating initiatives;

    -- costs and potential problems and interruptions associated with implementation of new or upgraded systems and technology or with maintenance or adequate support of existing systems;

    -- higher than expected increases in health, workers' compensation, general liability, property or other insurance costs or unexpected jumps in the Company's loss rates;

    -- seasonality of the Company's business such as a sales shortfall during the Christmas selling season;

    -- unanticipated changes in the federal or state minimum wage or living wage requirements or changes in other wage or workplace regulations, as well as the Company's ability to timely comply with those regulations;

    -- changes in federal, state or local regulations governing the sale of the Company's products, particularly
        "over-the-counter" medications or health products;

    -- excessive costs and delays associated with building, opening and operating new stores;

    -- excessive costs and delays associated with building, opening or achieving functionality of distribution centers;

    --  competition in the retail industry;

    -- existing or future U.S. military efforts or a significant act of terrorism on U.S. soil or elsewhere;

    --  results of legal proceedings and claims;

    -- the loss of key members of the Company's senior management team or certain other key employees, or an inability to attract, retain and motivate qualified employees to keep pace with the Company's expansion schedule; and

    -- other risk factors described in the Company's Form 10-K for the fiscal year ended January 28, 2005, filed with the SEC on April 12, 2005, and most recent Form 10-Q, as well as elsewhere in this press release.

    Readers are cautioned not to place undue reliance on forward-looking statements made in this press release, since the statements speak only as of the date of this release. The Company has no obligation, and does not intend, to publicly update or revise any of these forward-looking statements to reflect events or circumstances occurring after the date of this release or to reflect the occurrence of unanticipated events. Readers are advised, however, to consult any further disclosures the Company may make on related subjects in its documents filed with or furnished to the SEC or in its other public disclosures.

    About Dollar General

    Dollar General is a Fortune 500(R) discount retailer with 7,821 neighborhood stores as of October 28, 2005. Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices. The Company store support center is located in Goodlettsville, Tennessee. Dollar General's Web site can be reached at www.dollargeneral.com.

             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                     Consolidated Balance Sheets
                        (Dollars in thousands)

                                              October 28, January 28,
                                                 2005        2005
                                              ----------- -----------
                                              (Unaudited)
ASSETS
Current assets:
   Cash and cash equivalents                  $   92,769  $  232,830
   Short-term investments                          1,417      42,925
   Merchandise inventories                     1,574,567   1,376,537
   Deferred income taxes                          14,348      24,908
   Prepaid expenses and other current assets      61,549      53,702
---------------------------------------------------------------------
   Total current assets                        1,744,650   1,730,902
---------------------------------------------------------------------

Property and equipment, at cost                2,139,087   1,940,335
Less:  accumulated depreciation and
 amortization                                    983,806     859,497
---------------------------------------------------------------------
Net property and equipment                     1,155,281   1,080,838
---------------------------------------------------------------------
Other assets, net                                 30,850      29,264
---------------------------------------------------------------------
Total assets                                  $2,930,781  $2,841,004
=====================================================================

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term obligations   $    8,864  $   12,860
   Accounts payable                              521,087     409,327
   Accrued expenses and other                    372,537     333,889
   Income taxes payable                            7,452      69,616
---------------------------------------------------------------------
   Total current liabilities                     909,940     825,692
---------------------------------------------------------------------

Long-term obligations                            344,436     258,462
Deferred income taxes                             62,118      72,385

Shareholders' equity:
   Preferred stock                                     -           -
   Common stock                                  158,437     164,086
   Additional paid-in capital                    451,180     421,600
   Retained earnings                           1,011,019   1,102,457
   Accumulated other comprehensive loss             (839)       (973)
---------------------------------------------------------------------
                                               1,619,797   1,687,170
   Other shareholders' equity                     (5,510)     (2,705)
---------------------------------------------------------------------
   Total shareholders' equity                  1,614,287   1,684,465
---------------------------------------------------------------------
Total liabilities and shareholders' equity    $2,930,781  $2,841,004
=====================================================================


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                             (Unaudited)


                              For the Quarter (13 Weeks) Ended
                       -----------------------------------------------
                       October 28,  % of Net  October 29,  % of Net
                          2005       Sales       2004        Sales
                       ----------- ---------- ----------- -----------
Net sales              $2,057,888     100.00% $1,879,187      100.00%
Cost of goods sold      1,478,872      71.86   1,325,202       70.52
---------------------------------------------------------------------
Gross profit              579,016      28.14     553,985       29.48
Selling, general and
 administrative           477,404      23.20     440,029       23.42
---------------------------------------------------------------------
Operating profit          101,612       4.94     113,956        6.06
Interest income            (1,670)     -0.08      (1,324)      -0.07
Interest expense            5,321       0.26       7,688        0.41
---------------------------------------------------------------------
Income before taxes on
 income                    97,961       4.76     107,592        5.73
Provision for taxes on
 income                    33,536       1.63      36,466        1.94
---------------------------------------------------------------------
Net income             $   64,425       3.13% $   71,126        3.78%
=====================================================================

Basic earnings per
 share                 $     0.20             $     0.22
==================================            ===========
Weighted average basic
 shares (000s)            319,520                327,844
==================================            ===========
Diluted earnings per
 share                 $     0.20             $     0.22
==================================            ===========
Weighted average
 diluted shares (000s)    321,443                330,313
==================================            ===========
Dividends per share    $    0.045             $    0.040
==================================            ===========


             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                  Consolidated Statements of Income
           (Dollars in thousands, except per share amounts)
                             (Unaudited)


                                   For the 39 Weeks Ended
                       -----------------------------------------------
                       October 28,  % of Net  October 29,  % of Net
                          2005       Sales       2004        Sales
                       ----------- ---------- ----------- -----------
Net sales              $6,101,733     100.00% $5,463,389      100.00%
Cost of goods sold      4,367,838      71.58   3,860,174       70.66
---------------------------------------------------------------------
Gross profit            1,733,895      28.42   1,603,215       29.34
Selling, general and
 administrative         1,404,292      23.01   1,266,583       23.18
---------------------------------------------------------------------
Operating profit          329,603       5.40     336,632        6.16
Interest income            (6,442)     -0.11      (4,730)      -0.09
Interest expense           18,633       0.31      21,577        0.39
---------------------------------------------------------------------
Income before taxes on
 income                   317,412       5.20     319,785        5.85
Provision for taxes on
 income                   112,529       1.84     109,488        2.00
---------------------------------------------------------------------
Net income             $  204,883       3.36% $  210,297        3.85%
=====================================================================

Basic earnings per
 share                 $     0.63             $     0.64
==================================            ===========
Weighted average basic
 shares (000s)            323,855                329,917
==================================            ===========
Diluted earnings per
 share                 $     0.63             $     0.63
==================================            ===========
Weighted average
 diluted shares (000s)    326,334                332,623
==================================            ===========
Dividends per share    $    0.130             $    0.120
==================================            ===========



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                             (Unaudited)

                                                  39 Weeks Ended
                                              -----------------------
                                              October 28, October 29,
                                                 2005        2004
                                              ----------- -----------
Cash flows from operating activities:
  Net income                                  $  204,883  $  210,297
  Adjustments to reconcile net income to net
   cash provided by operating activities:
     Depreciation and amortization               137,817     122,882
     Deferred income taxes                           293      27,132
     Tax benefit from stock option exercises       4,009       5,615
     Change in operating assets and
      liabilities:
        Merchandise inventories                 (198,030)   (401,433)
        Prepaid expenses and other current
         assets                                   (7,847)     (3,725)
        Accounts payable                         103,896      96,876
        Accrued expenses and other                39,593      39,987
        Income taxes payable                     (62,245)    (24,082)
        Other                                     12,348     (11,332)
---------------------------------------------------------------------
Net cash provided by operating activities        234,717      62,217
---------------------------------------------------------------------

Cash flows from investing activities:
  Purchases of property and equipment           (216,849)   (219,177)
  Purchases of short-term investments            (30,250)   (152,425)
  Sales of short-term investments                 73,175     219,651
  Proceeds from sales of property and
   equipment                                       1,085         154
---------------------------------------------------------------------
Net cash used in investing activities           (172,839)   (151,797)
---------------------------------------------------------------------

Cash flows from financing activities:
  Issuance of long-term borrowings                14,495           -
  Borrowings under revolving credit facility     148,600     109,100
  Repayments of borrowings under revolving
   credit facility                               (73,600)    (44,600)
  Repayments of long-term obligations            (10,832)    (12,311)
  Payment of cash dividends                      (41,999)    (39,564)
  Proceeds from exercise of stock options         22,041      21,125
  Repurchases of common stock                   (260,707)   (198,362)
  Other financing activities                          63        (613)
---------------------------------------------------------------------
Net cash used in financing activities           (201,939)   (165,225)
---------------------------------------------------------------------

Net decrease in cash and cash equivalents       (140,061)   (254,805)
Cash and cash equivalents, beginning of
 period                                          232,830     345,899
---------------------------------------------------------------------
Cash and cash equivalents, end of period      $   92,769  $   91,094
=====================================================================

Supplemental schedule of noncash investing
 and financing activities:
Investments awaiting settlement, included in
 Accounts payable                             $   12,129  $        -
Purchases of property and equipment awaiting
 processing for payment, included in
 Accounts payable                             $    8,656  $    4,817
Purchases of property and equipment under
 capital lease obligations                    $    3,283  $    1,690
=====================================================================



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                   Selected Additional Information
                             (Unaudited)


                                  Net Sales by Category (in thousands)
                                  ------------------------------------
                                            13 Weeks Ended
                                  -----------------------------------
                                  October 28, October 29,      %
                                     2005        2004       Change
                                  ----------- ----------- -----------
Highly consumable                 $1,405,413  $1,251,106        12.3%
Seasonal                             269,695     258,835         4.2
Home products                        211,609     203,227         4.1
Basic clothing                       171,171     166,019         3.1
                                  ----------- ----------- -----------
 Total sales                      $2,057,888  $1,879,187         9.5%
                                  =========== =========== ===========


                                  Net Sales by Category (in thousands)
                                  ------------------------------------
                                            39 Weeks Ended
                                  -----------------------------------
                                  October 28, October 29,      %
                                     2005        2004       Change
                                  ----------- ----------- -----------
Highly consumable                 $4,078,515  $3,532,824        15.4%
Seasonal                             862,534     810,166         6.5
Home products                        638,493     626,153         2.0
Basic clothing                       522,191     494,246         5.7
                                  ----------- ----------- -----------
 Total sales                      $6,101,733  $5,463,389        11.7%
                                  =========== =========== ===========



                                           New Store Activity
                                  ------------------------------------

                                             39 Weeks Ended
                                  ------------------------------------
                                  October 28,             October 29,
                                     2005                    2004
                                  -----------             ------------

Beginning store count                  7,320                    6,700
New store openings                       605                      639
Store closings                           104                       82
Net new stores                           501                      557
Ending store count                     7,821                    7,257
Total selling square footage
 (000's)                              53,869                   49,474


                                 Customer Transaction Data
                      ------------------------------------------------
                          13 Weeks Ended          39 Weeks Ended
                      ----------------------- -----------------------
                      October 28, October 29, October 28, October 29,
                         2005        2004        2005        2004
                      ----------- ----------- ----------- -----------
Same-store customer
 transactions               -3.1%       +2.3%       -0.5%       +2.9%
Average customer
 purchase
 (total stores)       $     8.96  $     8.49  $     8.84  $     8.42



             DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                    Return on Invested Capital (a)
                             (Unaudited)
                            (Restated) (b)

                                          For the four quarters ended
                                          ---------------------------
                                           October 28,   October 29,
(In thousands)                                2005          2004
                                          ------------- -------------

 Net income                               $    338,776  $    311,128
 Add:
         Interest expense, net                  17,563        23,064
         Rent expense                          286,663       244,557
         Tax effect of interest and rent      (110,637)      (96,104)
                                           ------------  ------------
         Interest and rent, net of tax         193,589       171,517
                                           ------------  ------------

 Return, net of tax                       $    532,365  $    482,645
                                           ------------  ------------

 Restatement-related penalty expense                 -        10,000
                                          -------------  ------------
 Return excluding restatement-related
  items                                   $    532,365  $    492,645
                                           ------------  ------------

 Average Invested Capital:
         Average long-term obligations
          (c)                             $    298,543  $    291,405
         Shareholders' equity (d)            1,645,881     1,514,384
         Average rent x 8 (e)                2,124,880     1,815,336
                                           ------------  ------------
         Invested capital                 $  4,069,304  $  3,621,125
                                           ------------  ------------


 Return on invested capital                       13.1%         13.3%
                                           ============  ============
 Return on invested capital, excluding
  restatement-related items                       13.1%         13.6%
                                           ============  ============


    (a) The Company believes that the most directly comparable ratio calculated solely using GAAP measures is the ratio of net income to the sum of average long-term obligations, including current portion, and average shareholders' equity. This ratio was 17.4% and 17.2% for the rolling four quarters ended October 28, 2005 and October 29, 2004, respectively.
    (b) Net income, shareholders' equity and rent expense used in the above calculations have been restated using the accounting practices for leases described in the Company's press release dated March 3, 2005.
    (c) Average long-term obligations is equal to the average long-term obligations, including current portion, measured at the end of each of the last five fiscal quarters.
    (d) Average shareholders' equity is equal to the average shareholders' equity measured at the end of each of the last five fiscal quarters.
    (e) Average rent expense is computed using a rolling two-year period. Average rent expense is multiplied by a factor of eight to capitalize operating leases in the determination of pretax invested capital. This is a conventional methodology utilized by credit rating agencies and investment bankers.


              DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
                         Non-GAAP Disclosures
                           Return on Assets
                              (Unaudited)
                            (Restated) (a)


                                          For the four quarters ended
                                          ---------------------------
                                           October 28,   October 29,
(In thousands)                                2005          2004
                                          ------------- -------------

 Net income                               $    338,776  $    311,128
 Restatement-related items, net of tax               -        10,000
                                          -------------  ------------
 Net income, excluding restatement-
  related
  items                                   $    338,776  $    321,128
                                           ------------  ------------

 Average assets (b)                       $  2,862,623  $  2,648,558
                                           ------------  ------------

 Return on assets                                 11.8%         11.7%
                                           ============  ============
 Return on assets, excluding restatement-
  related items                                   11.8%         12.1%
                                           ============  ============


    (a) Net income and average assets used in the above calculations have been restated using the accounting practices for leases described in the Company's press release dated March 3, 2005.
    (b) Average assets is equal to the average total assets measured at the end of each of the last five fiscal quarters.


    CONTACT: Dollar General Corporation
             Investor Contact:
             Emma Jo Kauffman, 615-855-5525
             or
             Media Contact:
             Tawn Earnest, 615-855-5209